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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

         Filed by the Registrant  [ ]
         Filed by a Party other than the Registrant  [X]

         Check the appropriate box:
         [ ] Preliminary Proxy Statement                      [ ] Confidential.  For use of the Commission Only
                                                                  (as permitted by Rule 14a-6(e)(2))

         [ ] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Community Bancshares, Inc.
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                (Name of Registrant as Specified in Its Charter)

                  Stockholders for Integrity and Responsibility
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X] No fee required.
         [ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:


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         (2) Aggregate number of securities to which transaction applies:


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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4) Proposed maximum aggregate value of transaction:


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         (5) Total fee paid:


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         [ ]  Fee paid previously with preliminary materials.

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         [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


         (1) Amount previously paid:


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         (2) Form, Schedule or Registration Statement no.:


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         (3) Filing Party:


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         (4) Date Filed:


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             [GRAPHIC] STOCKHOLDERS FOR INTEGRITY & RESPONSIBILITY

                                        Post Office Box 668
                                        Blountsville, AL 35031



Dear Community Bank Stockholders:

[Graphic]   STOP. As an owner of Community Bancshares' stock, your vote is extremely important to the future of the Bank. You will soon receive a proxy statement and white proxy card from the management of the Bank. DO NOT VOTE that proxy until you have a chance to consider all the arguments from both parties in this dispute. Your stockholder rights and the value of your investment in Community Bank are at stake.

If you read management's proxy and financial statements, you will learn more about these troubling facts:

     - Bank performance has suffered under the leadership of Kennon Patterson, Sr. Return on Average Assets, an important measure of bank profitability, has been down every year for the past SIX years.

     - In 1996, the Bank entered into a 12-year contract with Mr. Patterson that includes automatic pay raises of at least 10% for Mr. Patterson, regardless of the Bank's performance. The contract calls for Mr. Patterson to make at least $14.8 million in cash compensation over the life of the agreement.

     - Mr. Patterson's son-in-law performs preliminary audit work for the Bank. We believe his contribution to the audit constitutes a serious conflict of interest.

     - Mr. Patterson's average monthly compensation is approximately $64,000, which he continues to receive even if he takes the four weeks vacation to which he is entitled. Are stockholders receiving a fair return on their investment when net income per share was down last year?

Community Bank is an important institution in the life of our local economy. It is important that you consider carefully all the facts and make an informed decision. We will soon mail to you our proxy statements with a blue proxy card so that you can cast your vote to protect your shareholder rights. As a stockholder in Community Bank you have a legal right to voice your opinion and to cast your vote at the Bank's annual meeting on April 22, 1999. Your vote is very important to the future of Community Bank and protecting your investment.


Sincerely,


/s/ Stockholders
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Stockholders for Integrity and Responsibility
For more information, call toll-free 1-888-463-4419

THE SECURITIES AND EXCHANGE COMMISSION REQUIRES THE FOLLOWING ADDITIONAL
INFORMATION:

Stockholders for Integrity and Responsibility (the "Committee") will be soliciting proxies in connection with the 1999 Annual Meeting of Stockholders of Community Bancshares, Inc. (the "Company") for its nominees for Director and its proposals and against the proposals of the Company. The following stockholders are deemed to be participants in the solicitation of proxies by the Committee as of the date hereof. R. C. Corr, Jr. is deemed to own beneficially (as that term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) 280,356 shares of Common Stock of the Company, which constitutes approximately 6.0% of the outstanding shares of Common Stock. Doris J. Corr is deemed to own beneficially 322,172 shares of Common Stock of the Company, which constitutes 6.9% of the outstanding shares of Common Stock. Bryan A. Corr is deemed to own beneficially 190,205 shares of Common Stock of the Company, which constitutes 4.1% of the outstanding shares of Common Stock. Joan M. Currier is deemed to own beneficially 138,334 shares of Common Stock of the Company, which constitutes 3.0% of the outstanding shares of Common Stock. John David Currier is deemed to own beneficially 7,880 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. Corr, Inc. is deemed to own beneficially 120,000 shares of Common Stock of the Company, which constitutes 2.6% of the outstanding shares of Common Stock. A. Lee Hanson is deemed to own beneficially 73,648 shares of Common Stock of the Company, which constitutes 1.6% of the outstanding shares of Common Stock. Jimmy C. Smith is deemed to own 4,850 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. J. R. Whitlock, Sr. is deemed to own beneficially 6,230 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. William S. Wittmeier, Jr. is deemed to own beneficially 1,260 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. Percentages are determined on the basis of 4,656,847 shares of Common Stock reported by the Company as being outstanding on March 15, 1999.